Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-173037
PROSPECTUS SUPPLEMENT
(To Prospectus dated July 11, 2011)
MCJUNKIN RED MAN CORPORATION
$1,050,000,000
9.50% Senior Secured Notes due December 15, 2016

     Attached hereto and incorporated by reference herein is our Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 25, 2011. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated July 11, 2011, with respect to the 9.50% Senior Secured Notes due December 15, 2016, including any amendments or supplements thereto.

     INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 11 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
     This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated at prices related to prevailing market prices at the time of sales or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any proceeds of such sales.

GOLDMAN, SACHS & CO.

July 25, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: July 25, 2011
Date of earliest event reported: July 22, 2011
MCJUNKIN RED MAN HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	333-153091	20-5956993

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2 Houston Center, 909 Fannin, Suite 3100, Houston, TX 77010

 (Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (877) 294-7574
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
On July 22, 2011, McJunkin Red Man Holding Corporation (the “Company”) issued a press release announcing the signing of an asset purchase agreement for the acquisition of the operations and assets of the legacy distribution business of the Valve Systems and Controls business unit of Curtiss-Wright Flow Control Corporation, a copy of which is filed as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press Release date July 22, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 25, 2011	MCJUNKIN RED MAN HOLDING CORPORATION

	By:	/s/ Andrew R. Lane
Andrew R. Lane
Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release date July 22, 2011.

Exhibit 99.1
MRC©
McJunkin
Red Man
Corporation
Media Contact:
Elaine Michael
Vice President-marketing
Elaine.Michael@mrcpvf.com
(832) 348-4936
Press Release
FOR IMMEDIATE RELEASE
July 22, 2011
MCJUNKIN RED MAN CORPORATION ANNOUNCES THE SIGNING OF AN AGREEMENT TO ACQUIRE CURTISS-WRIGHT’S VALVE DISTRIBUTION BUSINESS
Houston, TX — July 22, 2011 — McJunkin Red Man Corporation (MRC®) today announced the signing of an asset purchase agreement for the acquisition of the operations and assets of the legacy distribution business of the Valve Systems and Controls (VSC) business unit of Curtiss- Wright Flow Control Corporation.
This transaction is expected to close by the end of July.
Since 1974, VSC has specialized in providing high quality valve and valve automation solutions to the energy and industrial markets by combining the newest technological innovations with excellent customer service. VSC’s expertise in project upstream valve automation and MRO downstream automation, in particular, will strengthen MRC’s overall valve capabilities.
In addition to its Houston headquarters, VSC also operates a sales office in Baton Rouge, Louisiana. Led by Lance Lorance, who will join the MRC management team, VSC’s employees are highly skilled engineers, technicians, sales and warehousing professionals. VSC has built a reputation of excellence by specializing in the design and assembly of custom valve automation packages with single source responsibility for electric, gear operated, hydraulic and pneumatic control applications.
“This acquisition is another step toward MRC providing the most complete valve solution capabilities in the industry worldwide,” Rory Isaac, MRC Executive Vice President of Business Development said. “VSC’s ability to customize valve orders to fit nearly any flow control need is a significant skill that is valued by our customers. We are very pleased to welcome Lance Lorance and the entire VSC team to MRC.”
Headquartered in Houston, Texas, MRC is the largest global distributor of PVF and related products and services to the energy and industrial sectors, based on sales, and supplies these products and services across each of the upstream, midstream and downstream markets. More information about MRC can be found on its website at www.mrcpvf.com.
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